Exhibit 99.1

NYSE to Suspend Trading in Citadel Broadcasting Corporation and Moves to Remove from the List

NEW YORK, February 26, 2009 – NYSE Regulation, Inc. (“NYSE Regulation”) announced today that it determined that the common stock of Citadel Broadcasting Corporation (the “Company”) – ticker symbol CDL – should be suspended prior to the opening on Friday, March 6, 2009. The Company expects to commence trading on the over-the-counter (OTC) market that same day under a symbol yet to be determined.

The decision was reached in view of the fact that the Company has fallen below the Exchange’s continued listing standard regarding average global market capitalization over a consecutive 30 trading-day period of less than $75 million and average closing price of less than $1.00 over a consecutive 30 trading-day period. The Company submitted a business plan to address non-compliance with the NYSE’s continued listing standards. However, after reviewing these materials, the NYSE decided to proceed with suspension of trading as described above.

The NYSE will make the appropriate filings with the Securities and Exchange Commission pending the completion of its applicable procedures, as the Company has informed the NYSE that it will not challenge this determination. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Company contacts:

Patricia Stratford

212.887.1670